UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 28, 2014
Commission file number 001-11625

Pentair plc
(Exact name of Registrant as specified in its charter)

Ireland	98-1141328
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification number)

P.O. Box 471, Sharp Street, Walkden, Manchester, M28 8BU United Kingdom
(Address of principal executive offices)
Registrant’s telephone number, including area code: 44-161-703-1885
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 28, 2014, the board of directors of Pentair plc (the “Company”) appointed Jacques Esculier as a director of the Company. Mr. Esculier was also appointed to the audit and finance committee of the board of directors.
Mr. Esculier, age 54, currently serves as the Chief Executive Officer and a director of WABCO Holdings, Inc., a leading global supplier of technologies and control systems for the safety and efficiency of commercial vehicles (“WABCO”), a position he has held since 2007. In 2009, Mr. Esculier was named Chairman of the board of directors of WABCO. From 2004 to 2007, Mr. Esculier served as Vice President of American Standard Companies Inc. and President of its Vehicle Control Systems business. Prior to holding that position, beginning in 2002, Mr. Esculier served as Business Leader for American Standard’s Trane Commercial Systems’ Europe, Middle East, Africa, India and Asia Region. From 1995 through 2001, Mr. Esculier served in leadership positions at Allied Signal/Honeywell, including as Vice President and General Manager of Environmental Control and Power Systems Enterprise and as Vice President of Aftermarket Services - Asia Pacific. Mr. Esculier brings to the Company’s board of directors significant executive management, global manufacturing operations and international and multi-cultural experience from his service with publicly-traded multinational companies.
Mr. Esculier will participate in the Company’s standard non-employee director compensation arrangements described under “Director Compensation” in the definitive proxy statement filed with the Securities and Exchange Commission by Pentair Ltd. (the predecessor to the Company) on March 24, 2014. In connection with his appointment, Mr. Esculier will be entering into a Deed of Indemnification with the Company, as well as an Indemnification Agreement with Pentair Management Company, a subsidiary of the Company, the forms of which were filed as Exhibits 10.15 and 10.16, respectively, to the Company’s Current Report on Form 8-K dated June 3, 2014.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on July 28, 2014.

PENTAIR PLC
Registrant

By	/s/ Angela D. Lageson
Angela D. Lageson
Senior Vice President, General Counsel and Secretary